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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
VISION TWENTY-ONE, INC.
7360 BRYAN DAIRY ROAD, SUITE 200
LARGO, FL 33777-1506
TEL. 727.545.4300
FAX 727.545.4419


                                VISION TWENTY-ONE
                                    ANNOUNCES
                         STATUS OF OPTICARE TRANSACTION


LARGO, FL - JUNE 20, 2000 - VISION TWENTY-ONE, INC. (OTC:BB: EYESE), announced that it has notified OptiCare Health Systems, Inc. ("OptiCare") of OptiCare's failure to obtain a satisfactory $30,000,000 financing commitment required as a condition to the merger agreement and has given OptiCare until June 29, 2000 to obtain such financing commitment. In the event OptiCare fails to obtain financing as contemplated under the agreement, Vision Twenty-One may elect to terminate the merger agreement.

         OptiCare has notified Vision Twenty-One that it believes that Vision Twenty-One has failed to perform certain of its obligations under the merger agreement and will seek to terminate the agreement and enforce its rights thereunder. Vision Twenty-One has notified OptiCare that it rejects OptiCare's contentions and believes that Vision Twenty-One is in material compliance with its obligations under the merger agreement and will aggressively defend that position.

         Vision Twenty-One expects to complete its previously announced exit from the business of managing optometry and ophthalmology practices in the near future. The bank group related to Vision Twenty-One's principal credit facility has cooperated with Vision Twenty-One as it has restructured and streamlined its business operations. Vision Twenty-One is confident based upon its continued dialogue with the bank group that its debt can be restructured if necessary in the near future to facilitate Vision Twenty-One's continued business as a stand alone company.

This press release contains statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors as set forth from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact:

Theodore N. Gillette, Chief Executive Officer
Vision Twenty-One, Inc., Largo
727-545-4300-x52103